Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

FDA Approves Orthovita’s PMA Supplement for the

CELLPAKER® Plasma Collection System Used in

Conjunction with the VITAGEL® Surgical Hemostat

For Immediate Release

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Monday, January 22, 2007 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported today that the U.S. Food and Drug Administration approved its Pre-Market Approval (PMA) Supplement for the CELLPAKER® plasma collection system. The new approval permits Orthovita to sell CELLPAKER product that is manufactured at its subcontractor’s facility.

The CELLPAKER plasma collection system is used in conjunction with Orthovita’s VITAGEL® Surgical Hemostat product. VITAGEL is a composite liquid hemostat used in surgical procedures as an adjunct to hemostasis when control of bleeding by ligature or conventional procedures is ineffective or impractical. VITAGEL stimulates hemostasis and healing through multiple mechanisms, amplifying the patient’s own biology. Upon application, VITAGEL works by combining a thrombin/collagen suspension with the patient’s own plasma. The resultant fibrin/collagen clot stems bleeding and provides a robust three-dimensional matrix for soft tissue healing.

Orthovita has been distributing VITAGEL and CELLPAKER since January 2005 under a distribution agreement with Angiotech BioMaterials Corp. (“ABC”). Pursuant to a March 2006 License Agreement with ABC’s affiliate, Angiotech Pharmaceuticals (US), Inc., manufacturing obligations for the VITAGEL and CELLPAKER products shifted from Angiotech to Orthovita. Orthovita commenced manufacturing VITAGEL in July 2006 (after receiving FDA approval for its Vitagel PMA in June 2006) and will immediately commence the sale of CELLPAKER manufactured on its behalf under the new PMA Supplement approval. As a result of Orthovita’s purchase in December 2006 of the profit-sharing royalty rights for VITAGEL and CELLPAKER under the License Agreement with Angiotech, Orthovita now sells VITAGEL and CELLPAKER on a royalty-free basis.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL™ Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Synthetic Cortical Bone technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals (US), Inc., and we continue to pursue similar relationships with other biomaterials companies.

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory approval, demand and market acceptance of our products; the timing of any submissions to the FDA related to CORTOSS approval; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.